Exhibit 99.2

Tronox Names Jeffrey N. Neuman Senior Vice President, Secretary and General Counsel

STAMFORD, Conn., April 4, 2018 /PRNewswire/ -- Tronox Limited (NYSE: TROX) (“Tronox” or the “Company”), a global mining and inorganic chemicals company, today announced it has named Jeffrey N. Neuman senior vice president, corporate secretary and general counsel, effective April 5, 2018. Neuman replaces Richard L. Muglia, who has announced his retirement from the Company, effective May 31, 2018. Muglia will remain with the Company in an advisory role until his retirement date.

“Jeff’s legal experience and business acumen will make him a valuable member of our executive management team,” said Jeffry N. Quinn, president and chief executive officer of Tronox. “His record of accomplishment with a highly regarded global company in the areas of corporate law, governance, capital markets, transactions and legal function management make him extremely well qualified to serve as our next general counsel.”

“I appreciate the years Rich Muglia has dedicated to Tronox and wish him the best in his retirement,” Quinn added. “He has been a trusted advisor to the executive management team and board of directors during a time of transformation and challenge.”

Neuman most recently served as vice president, corporate secretary and deputy general counsel of Honeywell International Inc. In that capacity, he oversaw many aspects of Honeywell’s corporate law department, including corporate governance, SEC and NYSE compliance, shareholder relations, corporate transactions, including mergers and acquisitions, treasury operations, and company-wide intellectual property and trademark functions. Neuman joined Honeywell in 2002, and during his time there held various roles of increasing responsibility. Earlier in his career, he worked as an M&A attorney with the New York law firm of Davis Polk & Wardwell. Prior to becoming an attorney, Neuman was an investment banker at Merrill Lynch.

Neuman earned his Bachelor of Arts in history from Wesleyan University, a Master of Arts in regional studies of East Asia from Harvard University and a Juris Doctorate from Northwestern University School of Law.

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About Tronox

Tronox Limited is a vertically integrated mining and inorganic chemical business. The company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. For more information, visit tronox.com.

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Investor Contact: Brennen Arndt
Direct: +1 203.705.3730